Exhibit 10.1

Non-Employee Director Compensation Policy (effective March 1, 2015)

Board Member Annual Cash Retainer	$45,000

Board Member Annual Equity Retainer	$45,000

Lead Independent Director Annual Cash Retainer	$96,000

Committee Member Annual Cash Retainer	$4,500

Audit Committee Chair Annual Cash Retainer	$10,000

Compensation Committee Chair Annual Cash Retainer	$10,000

Nominating and Governance Committee Chair Annual Cash Retainer	$5,000

The Cash Retainers are based on the calendar year and, except for the Lead Independent Director Annual Cash Retainer, shall be paid quarterly at the end of each quarter.  For example, the Board Member Annual Cash Retainer is paid as follows:  $11,250 on March 31, $11,250 on June 30, $11,250 on September 30 and $11,250 on December 31.  The Lead Independent Director Annual Cash Retainer shall be paid monthly on the last day of each month.  A Committee chairperson shall receive his/her Committee chair retainer fee in addition to his/her Committee member retainer fee.  Retainer fees will not be pro-rated in the event of resignation (i.e., the resigning member would not be entitled to receive retainer fees if the resignation is effective mid-quarter).

The Lead Independent Director Annual Cash Retainer shall be paid for service as Lead Independent Director and shall be in lieu of receiving any other Cash Retainer that the Lead Independent Director would otherwise be entitled to receive for service as a member of the Board, as a chair of any standing Committee of the Board or as a non-chair member of any standing Committee of the Board.  The Lead Independent Director shall, nonetheless, be entitled to the Board Member Annual Equity Retainer.

The Board Member Annual Equity Retainer shall be paid in options to purchase the Corporation’s common stock (“Options”).  Option grants will be made effective at the close of business on the date of the annual meeting of stockholders (such date being the grant date for purposes of determining the exercise price of the Options).  The exercise price of all Options granted under this Policy shall be the Corporation’s closing stock price on the date of grant, or, if the date of grant is not a trading day, then the first trading day after the date of grant.  The number of Options to be granted shall equal $45,000 divided by the Corporation’s closing stock price on the date of grant, or, if the date of grant is not a trading day, then the first trading day after the date of grant.  Options will vest on a pro rata daily basis over the period from the date of grant until the one-year anniversary of the date of grant, so long as such director remains a member of the Board.  Notwithstanding the foregoing, in the event that the annual meeting does not occur within one year of the previous year’s annual meeting, then the Board shall grant the Board Members additional Options, with terms and vesting determined by the Board in its reasonable discretion, to compensate the Board Members for delayed payment of the Board Member Annual Equity Retainer.

With respect to a member who is appointed to the Board other than at the annual meeting of the stockholders, such member shall receive a Board Member Annual Equity Retainer upon appointment that shall be determined as above but pro-rated for the period beginning on the date of appointment and ending immediately prior to the next annual meeting of stockholders.  Additionally, any cash retainer fees due at the end of the quarter that such member joined the Board shall be pro-rated for the period beginning on the date of appointment and ending at the end of such quarter.  Newly appointed members of the Board shall also receive an initial equity grant of an option to purchase 50,000 shares of common stock which vests 20% immediately and 20% on each anniversary of the grant date for four years thereafter.

Each Board Member shall be entitled to receive a Committee Member Annual Cash Retainer of $4,500 for service in a non-chair capacity on one standing Committee of the Board.  Each Board Member who serves in the capacity of chairperson of a Committee shall receive the corresponding Committee Chair Annual Cash Retainer as stated above, as well as the Committee Member Annual Cash Retainer for service on such Committee.  In no event shall a Board Member be eligible to receive more than two Committee Chair Annual Cash Retainers and two Committee Member Annual Cash Retainers.